                                                                       Exhibit 4


THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. EXCEPT IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933 OR ANY OTHER AVAILABLE EXEMPTION FROM REGISTRATION, NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

                       SECURED CONVERTIBLE PROMISSORY NOTE

$60,349.72                                                      February 4, 2003
                                                             Fremont, California

      For value received, Accrue Software, Inc., a Delaware corporation (the "Company"), promises to pay to Robert M. Smelick (the "Holder"), the principal sum of Sixty Thousand Three Hundred Forty Nine and 72/100 Dollars ($60,349.72). Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to 6.0% per annum, compounded annually. This Note is one of a series of Secured Convertible Promissory Notes containing substantially identical terms and conditions issued pursuant to that certain Secured Convertible Promissory Note Purchase Agreement dated February 4, 2003 (the "Purchase Agreement"). Such Notes are referred to herein as the "Notes," and the holders thereof are referred to herein as the "Holders." All other capitalized terms not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. This Note is subject to the following terms and conditions.

      1. MATURITY. Unless converted as provided in Section 2, this Note will automatically mature and be due and payable on February 4, 2006 (the "Maturity Date"). Subject to Section 2 below, interest shall accrue on this Note but shall not be due and payable until the Maturity Date. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the occurrence of any Event of Default (as defined herein).

      2. CONVERSION. The Notes shall be converted into equity securities of the Company (each a "Conversion") upon the terms and conditions set forth below:

      (a) OPTIONAL CONVERSION. Upon the written request of the Holders of a majority of the outstanding principal amount of the Notes (the "Majority Holders"), the entire principal amount of and (if requested by the Majority Holders) accrued interest on this and all other Notes shall be converted at the option of the Majority Holders either into shares of the Company's Common Stock or, in the event that there is a series of Preferred Stock of the Company issued or proposed to be issued, into the most senior series of such

Preferred Stock. If the Majority Holders, as the case may be, elect to convert accrued interest into equity securities upon a Conversion, this election shall apply equally to all of the Notes.

      (b) AUTOMATIC CONVERSION. In the event that the closing bid or sales prices (whichever is applicable) of the Company's Common Stock is at least $0.20 per share (as adjusted for stock splits, stock dividends, recapitalizations and like transactions) for a period of 60 consecutive trading days, the entire principal amount of and accrued interest on this and all other Notes shall automatically be converted (an "Automatic Conversion") into shares of the Company's Common Stock. The Company shall promptly thereafter provide the Holder written notice of the terms, effect and mechanics of such Automatic Conversion.

      (c) CONVERSION PRICE. The number of shares of Common Stock or Preferred Stock, as applicable, to be issued upon a Conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of this Note plus (as applicable) accrued interest by (ii) $0.06 (as adjusted pursuant to Section 2(d)) (the "Conversion Price"), rounded to the nearest whole share.

      (d) CONVERSION PRICE ADJUSTMENTS. The Conversion Price shall be subject to adjustment from time to time as follows:


            (i) ISSUANCE OF ADDITIONAL STOCK BELOW PURCHASE PRICE. If the Company should issue, at any time after the date on which the first Note was sold (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 2(d), unless otherwise provided in this Section 2(d).

                  (A) PRICE ADJUSTMENT FORMULA. Whenever the Conversion Price is adjusted pursuant to this Section 2(d), the Conversion Price shall be adjusted to a price equal to the price paid per share for such Additional Stock.


                  (B) DEFINITION OF "ADDITIONAL STOCK". For purposes of this
Section 2(d), "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 2(d)(D) by the Company after the Purchase Date) other than

                        (1) Common Stock issued pursuant to stock dividends, stock splits or similar transactions;

                        (2) Shares of Common Stock issued or issuable to employees, consultants or directors of the Company pursuant to a stock option plan or restricted stock plan or incentive arrangement approved by the Board of Directors of the Company;

                        (3) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the Board of Directors where the principal purpose thereof is not to raise additional equity capital for the Company;

                        (4) Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Company;

                        (5) Shares of Common Stock issued or issuable upon conversion of the Preferred Stock of the Company; and

                        (6) Capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Company's products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors.

                  (C) DETERMINATION OF CONSIDERATION. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors.

                  (D) DEEMED ISSUANCES OF COMMON STOCK. In the case of the issuance after the Purchase Date of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the "Common Stock Equivalents"), the following provisions shall apply for all purposes of this Section 2(d):

                        (1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 2(d)(i)(C).

                        (2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon conversion, exchange or exercise of any Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

                        (3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

                        (4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 2(d)(i)(D)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 2(d)(i)(D)(2) or 2(d)(i)(D)(3).

                  (E) LIMITS ON CONVERSION PRICE ADJUSTMENTS. Notwithstanding any other provisions of this Section (2)(d)(i), no adjustment of the Conversion Price pursuant to this Section 2(d)(i) shall (1) except to the limited extent provided for in Sections 2(d)(i)(D)(2) and 2(d)(i)(D)(3), have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment, and (2) have the effect of decreasing the Conversion Price below the fair market value of the Company's Common Stock as of the Closing (as defined in the Purchase Agreement)(as adjusted for stock splits, stock dividends, recapitalizations and like transactions).

            (ii) STOCK SPLITS AND DIVIDENDS. In the event the Company should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of this Note shall be increased in proportion to such increase in outstanding shares of Common Stock and Common Stock Equivalents.

            (iii) REVERSE STOCK SPLITS. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of this Note shall be decreased in proportion to such decrease in outstanding shares.

      (e) MECHANICS AND EFFECT OF CONVERSION. No fractional shares of the Company's capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

      (f) PAYMENT OF INTEREST. Upon conversion of the principal amount of this
Note into the Company's equity securities, any interest accrued on this Note that is not by reason of Section 2(a) or 2(b) hereof simultaneously converted into equity securities shall be immediately paid to the Holder.

      (g) REGULATORY COMPLIANCE. Notwithstanding the foregoing, in the event that the Company's Common Stock is listed on the Nasdaq Stock Market or another national securities exchange (or a listing application is pending with any such exchange), a Conversion of this Note (or a conversion into Common Stock of Preferred Stock issued pursuant to a Conversion of this Note) shall only be effective to the maximum extent permissible under the applicable rules and regulations of such an exchange without the approval of the transaction by the Company's stockholders. In the event such stockholder approval is required to give full effect to the Conversion of this Note, the maximum amount of principal and accrued interest (or the maximum number of shares of convertible Preferred Stock) that is permissible to be converted without the approval of the Company's stockholders shall be converted as otherwise provided herein and the Company shall promptly seek to obtain the stockholder approval necessary to give full effect to the Conversion.

      3. PAYMENT.

      (a) PAYMENT. Except as expressly contemplated herein, all payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

      (b) MANDATORY PREPAYMENT ON LIQUIDATION. If a Liquidation Event (as defined below) is consummated prior to the Maturity Date or a Conversion, the Company shall pay the Holder an amount (the "Liquidation Amount") equal to 150% of the principal amount of this Note, plus accrued interest. The Liquidation Amount shall be paid in cash unless the Majority Holders consent in writing to the payment of all or any portion of the Liquidation Amount in consideration other than cash. The value of any such consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment. Upon payment of the Liquidation Amount, the Company will be forever released from all of its obligations and liabilities under this Note. For purposes of this Note, a "Liquidation Event" shall mean (i) a sale of all or substantially all of the assets or business of the Company whether by merger, sale of assets, sale of stock or otherwise, (ii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent entity) immediately after the transaction, (iii) a sale or exchange of the Company's capital stock by the stockholders of the Company in one transaction or a series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities, or (iv) any liquidation or dissolution of the Company, whether by bankruptcy, a general assignment for the benefit of creditors, receivership or otherwise.

      (c) NOTICES OF CERTAIN TRANSACTIONS. In case of any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company (a "Change of Control"), the Company will mail or cause to be mailed to the Holder a notice specifying the effective date on which such consolidation, merger or transfer, and the time, if any is to be fixed, as of which the holders of record of Common Stock are to be determined. Such notice shall be mailed at least twenty (20) days prior to the record date or effective date for the event specified in such notice. In the event that the Majority Holders submit a written request for Conversion in connection with a Change of Control (a "Change of Control Conversion Request"), such Change of Control Conversion Request will be conditioned on, and will be effected immediately prior to, the occurrence of such Change of Control. At such time, the respective Holders of the Notes shall be deemed to have become the respective holders of record of the capital stock of the Company issued pursuant to the Conversion.

      4. EVENTS OF DEFAULT.

      (a) DEFINITION. The occurrence of any of the following shall constitute an "Event of Default" under this Note:

      (i) FAILURE TO PAY. The Company's failure to pay any principal or interest or any other amount required to be paid by it under the terms of this Note on the date due, and such failure shall continue for five (5) business days after the Holder has given written notice of such default to the Company;

      (ii) FAILURE TO COMPLY WITH COVENANTS. The Company's failure to perform or observe any other material covenant or agreement contained in any Note or the Purchase Agreement, and such failure shall continue for fifteen (15) business days after the Holder has given written notice of such failure to the Company (provided, however, that no notice from the Holder shall be required to commence the 15 business day cure period if the Company has knowledge of failure to perform or observe any such material covenant or agreement and has not complied with Section 4(b) hereof);

      (iii) VOLUNTARY BANKRUPTCY OR INSOLVENCY PROCEEDINGS. The Company's (A) applying for or consenting to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (B) making a general assignment for the benefit of all or any of its creditors, (C) commencing dissolution or liquidation proceedings, (D) commencing any voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consenting to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (E) taking any action for the purpose of effecting any of the foregoing; or

      (iv) INVOLUNTARY BANKRUPTCY OR INSOLVENCY PROCEEDINGS. Commencement of any proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

      (v) DEFAULT ON OTHER OBLIGATIONS. The occurrence of a default or event of default in any agreement between the Company and a third party that gives the third party the right to accelerate any indebtedness exceeding $500,000 or more or that could have a Material Adverse Effect (as defined in the Purchase Agreement) on the Company; and such failure shall continue for fifteen (15) business days after written notice of such default to the Company.

      (vi) FAILURE TO OBTAIN STOCKHOLDER APPROVAL. The Company does not receive the requisite approval of its stockholders pursuant to Section 2(g) hereof within 120 days of written request to obtain such approval from the Majority Holders.

      (b) NOTICE. The Company shall, as promptly as possible and in any event within three (3) business days of the occurrence thereof, notify the Holder of the occurrence of an Event of Default (i.e. upon the occurrence of one of the events described in Section 4(a) above without giving effect to the cure periods or notices required under clauses (i), (ii) and (v) thereof).

      (c) REMEDIES. Upon the occurrence of any Event of Default, the Majority Holders, at their option, may (i) by notice to the Company, declare the unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts payable hereunder to be immediately due and payable, whereupon the unpaid principal amount of this Note, all such interest and all such other amounts shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, provided that if an event described in
Section 4(a)(iii) or (iv) shall occur, all interest and all such other amounts shall become immediately due and payable automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, exercise any or all of the Holders' rights and remedies under the Purchase Agreement and proceed to enforce all other rights and remedies available to the Holders under applicable law.

      5. TRANSFER; SUCCESSORS AND ASSIGNS. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

      6. GOVERNING LAW. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

      7. NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below or as subsequently modified by written notice.

      8. AMENDMENTS AND WAIVERS. Any term of this Note may be amended only with the written consent of the Company and the Majority Holders. Any amendment or waiver effected in accordance with this Section 8 shall be binding upon the Company, each Holder and each transferee of any Note.

      9. STOCKHOLDERS, OFFICERS AND DIRECTORS NOT LIABLE. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

      10. SENIORITY. The indebtedness evidenced by this Note is hereby expressly senior in right of payment to the prior payment of all other indebtedness of the Company other than Permitted Senior Indebtedness (as defined in the Purchase Agreement), and the Company shall not be permitted to incur secured indebtedness which is senior in right of payment to the Notes other than Permitted Senior Indebtedness while this Note is outstanding.

      11. SUBORDINATION. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Company's Permitted Senior Indebtedness. Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company or in the event this Note shall be declared due and payable, (i) no amount shall be paid by the Company, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, unless and until the full amount of any Permitted Senior Indebtedness then outstanding shall be paid in full (but only to the extent of the value of the collateral securing any such Permitted Senior Indebtedness), and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the holder of this Note which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full all of the Permitted Senior Indebtedness then outstanding (but only to the extent of the value of the collateral securing any such Permitted Senior Indebtedness).

      Nothing contained in the preceding paragraphs shall impair, as between the Company and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder hereof the principal hereof and interest hereon as and when the same shall become due and payable, or shall prevent the Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Permitted Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the Holder pursuant to this Note.

      At any time and from time to time, upon the written request of the Company, the Holders will promptly and duly authenticate and deliver such instruments and documents and take such further action as the Company may reasonably request to give effect to the purpose and intent of this Section 11, including without limitation to permit the creation of Permitted Liens (as defined in the Purchase Agreement).

      12. SECURITY INTEREST. The Company hereby grants to the Holder a first priority security interest (subject to Permitted Liens created to secure Senior Permitted Indebtedness) in all assets and property now or hereafter owned or held by the Company, including without limitation: accounts, inventory, goods, equipment, fixtures, general intangibles (including goodwill and all intellectual property, including without limitation patents, patent applications, copyrights, trademarks and trade names), contract rights, royalties, documents, cash, securities, letters of credit, certificates of deposit, notes, instruments, chattel paper, deposit accounts, other financial assets, claims (whether by litigation, settlement, payment through insurance or otherwise, and including claims of past, present and future infringement) and all proceeds of the foregoing (the "Collateral"). In addition, the Company hereby appoints Holder as its attorney-in-fact for the purpose of signing and filing any uniform commercial code financial statements or other documents considered necessary or appropriate by Holder to perfect or enhance the foregoing grant of Holder's security interest, or deliver any notices required thereunder.

      13. USURY. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Company shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, "Highest Lawful Rate" means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Holder in connection with this Note under applicable law.

      14. EXPENSES. The Company agrees to pay on demand all the losses, costs, and expenses (including, without limitation, attorneys' fees and disbursements) which the Holder incurs in connection with enforcement or attempted enforcement of this Note, or the protection or preservation of the Holder's rights under this Note, whether by judicial proceedings or otherwise. Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings.

      15. WAIVERS. The Company hereby waives diligence, demand, presentment, protest or further notice of any kind. The Company agrees to make all payments under this Note without setoff or deduction and regardless of any counterclaim or defense. No single or partial exercise of any power under this Note shall preclude any other or further exercise of such power or exercise of any other power. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or any other right hereunder.

      16. COUNTERPARTS. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.


      17. LOSS OF NOTE. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

                                             COMPANY:

                                             ACCRUE SOFTWARE, INC.

                                             By:  /s/ Jonathan D. Becher
                                                  President and CEO

                                             Name:   Jonathan D. Becher

                                             Address:  48634 Milmont Drive
                                                       Fremont, CA 94538-7353

                                             Facsimile Number: (510) 580-4501

AGREED TO AND ACCEPTED:

ROBERT M. SMELICK

/s/ Robert M. Smelick

Robert M. Smelick

Address:  65 Cloudview Rd.
Sausalito, CA  94956

Facsimile Number: